EXHIBIT 99:

FOR IMMEDIATE RELEASE
Friday, July 19, 1996

             BANKRUPTCY COURT ORDERS CONFIRMATION OF
               PLAN OF REORGANIZATION FOR ELSINORE

LAS VEGAS, Nevada, July 19, 1996...Elsinore Corporation (ASE/PSE:ELS) today announced that, at a hearing on July 18, 1996 in the Chapter 11 proceedings of Elsinore and a number of subsidiaries pending in the United States Bankruptcy Court for the District of Nevada, the Bankruptcy Court indicated that it intends to enter an order confirming a plan of reorganization for Elsinore and certain of the other debtors.

     In the plan of reorganization to be confirmed, the Bankruptcy Court denied Elsinore's efforts to obtain a recovery for its existing shareholders. The existing common stock of Elsinore now outstanding will be canceled pursuant to the plan, and the shareholders will receive no distribution.

     Under the terms of the plan to be confirmed, Elsinore's 12.5% noteholders will receive 97.5% of the new common stock in reorganized Elsinore in exchange for a reduction in their claims from approximately $61 million to $30 million, and a new cash contribution of $5 million. The remaining $30 million claim will be paid over time with interest at a rate of 13.5% per annum. Elsinore's 20% senior noteholders will retain their claims ($3 million in outstanding principal, plus accrued interest, costs and fees), which will be paid over time with interest at a rate of 11.5% per annum. Elsinore's convertible subordinated noteholders, which hold claims of approximately $1.5 million, will receive 2.5% of the new common stock in reorganized Elsinore.

     The plan further provides that distributions of $1.5 million will be made to general unsecured creditors over a three year period. The U.S. Internal Revenue Service ("IRS"), which has asserted claims of approximately $3 million, will be paid over time, with the unsecured portion of the IRS claim treated the same (with the same payment percentage) as other unsecured creditors.

     Elsinore's senior management, Thomas E. Martin, president and chief executive officer, and Frank L. Burrell, Jr., Chairman of the Board, will remain with Elsinore until shortly after the Bankruptcy Court enters an order confirming the plan of reorganization. Thereafter, Elsinore will be managed by Riviera Gaming Management in accordance with interim and longer term management agreements to be executed under the plan. The balance of jobs for the 1,000 or so employees of Elsinore and its subsidiaries will be unaffected by confirmation of the plan.

     Trading in the company's common stock continues to be halted by the American Stock Exchange. As previously reported, the Exchange intends to review the company's continued listing eligibility concurrently with its progress in the Chapter 11 proceeding.

     Elsinore Corporation, through a subsidiary, owns and operates the Four Queens Hotel and Casino, a downtown Las Vegas hotel and casino offering 690 rooms, meeting facilities, four restaurants, 1050 slot machines, and numerous blackjack, craps and other table games.

     For information on Elsinore Corporation via facsimile at no cost, simply call 1-800-PRO-INFO and dial company code 177.

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